Exhibit 1
AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Visicu, Inc.
     EXECUTED as a sealed instrument this 28th day of December, 2007.

CARDINAL HEALTH PARTNERS, L.P.		CARDINAL HEALTH PARTNERS MANAGEMENT, LLC

By:	Cardinal Health Partners Management, LLC, its Sole General Partner

By:	/s/ John J. Park John J. Park Managing Member	By:	/s/ John J. Park John J. Park Managing Member

/s/ John K. Clarke		/s/ Brandon H. Hull

John K. Clarke		Brandon H. Hull

/s/ John J. Park		/s/ Lisa M. Skeete Tatum

John J. Park		Lisa M. Skeete Tatum